                                   Exhibit 21

                              List of Subsidiaries

Active Apparel New Corp.
Everlast World's Boxing Headquarters Corp.
Everlast Sports Mfg. Corp.
Everlast Sports International, Inc.
Everlast Fitness Mfg. Corp.
American Fitness Products, Inc.